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                                                                   Exhibit 10.43

                            PAN AMERICAN BANK, FSB

                         SALARY CONTINUATION AGREEMENT

     THIS AGREEMENT is made as of this 1st day of October, 1997, by and between PAN AMERICAN BANK, FSB, a Federal Stock Savings Bank located in San Mateo, California (the "Company") and GUILLERMO BRON (the "Executive").

                                 INTRODUCTION

     To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                   AGREEMENT

     The Executive and the Company agree as follows:

                                  ARTICLE I.

                                  DEFINITIONS

     1.1  Definitions.  Whenever used in this Agreement, the following words and
          -----------
phrases shall have the meanings specified:

          1.1.1 "Change of Control" means a "Change of Control" as defined in Section 6 of the Employment Agreement.

          1.1.2     "Code" means the Internal Revenue Code of 1986, as amended.
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          1.1.3     "Designated Investment" means the investment vehicle or
vehicles set forth on Exhibit "A".

          1.1.4 "Designated Amount" means, for any Plan Year, the amount of cash the Company could have withdrawn or realized from the Designated Investment in such Plan Year (net of any charges or penalties), assuming that the Company held the Designated Investment during the Plan Year, whether or not it actually did so, and assuming that the Company never withdrew or realized any cash from the Designated Investment for any purposes other than the payment of benefits under this Agreement, whether or not it actually did so.

          1.1.5 "Disability" means an event giving rise to the termination of Executive's employment with the Company under Section 5(c) of the Employment Agreement.

          1.1.6 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or Change of Control.

          1.1.7 "Early Termination Date" means the month, day and year in which Early Termination occurs.

          1.1.8 "Employment Agreement" means that certain Employment Agreement of even date herewith by and among the Executive, the Company, and Pan American Group, Inc.

          1.1.9 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          1.1.10    "Normal Retirement Age" means the Executive's 65th birthday.

          1.1.11    "Normal Retirement Date" means the later of the Normal
Retirement

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Age or Termination of Employment.

          1.1.12 "Plan Year" means the calendar year except that the first plan year shall be a short plan year commencing on the effective date of this Agreement and ending on December 31, 1997.

          1.1.13 "Termination for Cause" means the termination of the Executive's employment with the Company by the Company for fraud or dishonesty against the Company which materially adversely affects the business of the Company, or upon conviction of a felony which materially adversely affects the business of the Company.

          1.1.14 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. The date of Termination of Employment shall be the actual date on which the Executive is no longer in the employ of the Company; provided, however, that the date of Termination of Employment shall be deemed to be (a) December 31, 1998 if the actual date on which the Executive is no longer in the employ of the Company occurs in 1997 or 1998, or (b) December 31, 1999 if the actual date on which the Executive is no longer in the employ of the Company occurs in 1999.

          1.1.15 "Voluntary Termination" means that the Executive, prior to his Normal Retirement Age, has terminated his employment with the Company for reasons other than Termination for Cause, Disability, death, Change of Control or Involuntary Termination.

          1.1.16 "Involuntary Termination" means that the Executive, prior to his Normal Retirement Age, has been notified in writing, pursuant to the Executive's Employment Agreement, that his employment with the Company is terminated for reasons

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other than an approved leave of absence, Termination for Cause, Disability, or death. "Involuntary Termination" shall also mean the termination of the Executive's employment with the Company by the Executive upon a "Reduction in Authority" as set forth in Section 5(e) of the Employment Agreement.

                                   ARTICLE 2

                        BENEFITS OTHER THAN UPON DEATH

     2.1  Normal Retirement Benefit.  Upon Termination of Employment on or after
          -------------------------
the Normal Retirement Age for reasons other than Termination for Cause, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

          2.1.1     Amount of Benefit.  The benefit under this Section 2.1 is
                    -----------------
$100,000 per year, payable for 15 years.

          2.1.2     Payment of Benefit.  The Company shall pay the annual
                    ------------------
benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Termination of Employment under this Section 2.1 and continuing for 179 additional months.

     2.2  Early Termination Benefit.  Upon Early Termination, the Company shall
          -------------------------
pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

          2.2.1     Amount of Benefit.  The benefit Under this Section 2.2 is
                    -----------------
either the benefit amount set forth in (a) or (b) below:

                    (a)  Involuntary Early Termination.  The benefit under this
                         -----------------------------
          Section 2.2.1(a) is an annual benefit payable for 15 years equal to the "Weighted Average" (determined as set forth in Section 2.2.1(c) below) of

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          the Early Termination Annual Benefit/Involuntary Termination amount set forth in Schedule "A" for the Plan Year immediately before the year in which the Termination of Employment occurs (the "Prior Year") and the Early Termination Annual Benefit/Involuntary Termination amount set forth in Schedule "A" for the Plan Year in which the Termination of Employment occurs (the "Termination Year"); or

                    (b)  Voluntary Early Termination.  The benefit under this
                         ---------------------------
          Section 2.2.l(b) is an annual benefit payable for 15 years equal to the Weighted Average of the Early Termination Annual Benefit/Voluntary Termination amount set forth in Schedule "A" for the Prior Year and the Early Termination Annual Benefit/Voluntary Termination amount set forth in Schedule "A" for the Termination Year.

                    (c)  Weighted Average.  The Weighted Average of the amount
                         ----------------
          set forth in Schedule "A" for the Prior Year (the "Prior Year Amount") and the amount set forth in Schedule "A" for the Termination Year (the "Termination Year Amount") shall be the sum of (1) the Termination Year Amount multiplied by the quotient obtained by dividing the number of days from January 1 of the Termination Year through and including the date of the Termination of Employment by 365, and (2) the Prior Year Amount multiplied by the quotient obtained by dividing the number of days from the day after the date of the Termination of Employment through and including December 31 of the Termination Year by 365.

          2.2.2     Payment of Benefit.  The Company shall pay the annual
                    ------------------
benefit to the Executive in 12 equal monthly installments payable on the first day of each month

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commencing with the month following the later of the Executive's Termination of
Employment or the Executive's Normal Retirement Age and continuing for 179 additional months.

     2.3  Disability Benefit.  If the Executive terminates employment due to
          ------------------
Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

          2.3.1     Amount of Benefit.  The benefit under this Section 2.3 is
                    -----------------
the Weighted Average of the Disability Annual Benefit amount set forth in Schedule "A" for the Prior Year (as defined in Section 2.2.1(a)) and the Disability Annual Benefit amount set forth in Schedule "A" for the Termination Year (as defined in Section 2.2.1(a)), payable for 15 years.

          2.3.2     Payment of Benefit.  The Company shall pay the annual
                    ------------------
benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following Termination of Employment and continuing for 179 additional months.

     2.4  Change of Control Benefit.  If the Executive is in the active service
          -------------------------
of the Company at the time of a Change of Control, and the Executive's employment with the Company terminates within the "Applicable Period" (as defined in Section 6 of the Employment Agreement) for any reason other than death, Disability, retirement, or Termination for Cause, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

          2.4.1     Amount of Benefit.  The annual benefit under this Section
                    -----------------
2.4 is the Change of Control Benefit amount set forth in Schedule "A" for the Plan Year in which Termination of Employment occurs, payable for 15 years.

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          2.4.2     Payment of Benefit.  The Company shall pay the annual
                    ------------------
benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment and continuing for 179 additional months.

                                   ARTICLE 3

                                 DEATH BENEFITS

     3.1  Death During Active Service.  If the Executive dies while in the
          ---------------------------
active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Benefits described in Article 2.

          3.1.1     Amount of Benefit.  The annual benefit under this Section
                    -----------------
3.1 is the Normal Retirement Benefit amount described in Section 2.1.1, payable for 15 years.

          3.1.2     Payment of Benefit.  The Company shall pay the annual
                    ------------------
benefit to the beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the first day of the second month following the Executive's death and continuing for 179 additional months.

     3.2  Death During Benefit Period.  If the Executive dies after the benefit
          ---------------------------
payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts that would have been paid to the Executive had the Executive survived.

     3.3  Death Following Termination of Employment But Before Benefits
          -------------------------------------------------------------
Commence.  If the Executive is entitled to benefits under this Agreement, but
--------
dies prior to receiving said benefits, the Company shall pay to the Executive's beneficiary the same

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benefits, in the same manner, that would have been paid to the Executive had the
Executive survived, however, said benefit payments will commence as soon as practicable after the Executive's death.

                                   ARTICLE 4

                                 BENEFICIARIES

     4.1  Beneficiary Designations.  The Executive shall designate a beneficiary
          ------------------------
by filing a written designation with the Company. The Executive may designate more than one beneficiary, and may designate primary and secondary beneficiaries. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime; the Company shall be entitled to rely on the last beneficiary designation executed by the Executive and accepted by the Company before his death. If the Executive is married and names someone other than his spouse as a beneficiary, such beneficiary designation will not be effective unless his spouse executes and delivers to the Company a spousal consent, in a form
designated by the Company.   The Executive's beneficiary designation shall be
deemed automatically revoked if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. Without limiting the generality of the preceding sentence, the interest in benefits of a spouse of the Executive who has predeceased the Executive or whose marriage has been dissolved shall automatically pass to the Executive, and shall not be transferrable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession. If the Executive dies without a valid beneficiary designation, or if all beneficiaries have predeceased the Executive, all payments shall be made to the Executive's surviving spouse, or, if there is no surviving

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spouse, to his estate.

     4.2  Facility of Payment.  If the benefit is payable to a minor, to a
          -------------------
person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                   ARTICLE 5

                              GENERAL LIMITATIONS

     The provisions of this Article 5 shall apply notwithstanding any other provision of this Agreement to the contrary.

     5.1  No Payments in Excess of Designated Amount.  In no event shall the
          ------------------------------------------
benefits payable to the Executive or to a beneficiary in any Plan Year exceed the Designated Amount for such Plan Year.

     5.2  Termination for Cause.  No benefits shall be payable under this
          ---------------------
Agreement in the event of a Termination for Cause. Furthermore, if, after the Executive's Termination of Employment other than a Termination for Cause, the Company discovers facts which existed during the Executive's employment and which would have given the Company the right to Terminate the Executive's Employment for Cause, the Company may cease the payment of benefits hereunder and recover any payments theretofore made to the extent of the Company's loss from the Executive's misconduct. The provisions of this Section 5.2 shall not prejudice or limit any rights the Company may have for legal or equitable relief for any misconduct by the Executive.

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

     5.3  Suicide or Misstatement.  No benefits shall be payable if the
          -----------------------
Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

     5.4  Benefits Conditioned On Release.  Payment of benefits under this
          -------------------------------
Agreement shall be conditioned on the prior execution by the Executive or his beneficiary of a release of claims against the Company (other than claims under this Agreement, but including, but not limited to, discrimination claims based on age, gender, race, and similar factors), in form and substance satisfactory to the Company.

                                ARTICLE 6

                         CLAIMS AND REVIEW PROCEDURES

      6.1 Claim Procedure.  The Company shall notify any person or entity that
          ---------------
makes a claim against the Agreement (the "Claimant") in writing, within ninety
(90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an

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additional ninety-day period.

     6.2  Review Procedure.  If the Claimant is determined by the Company not to
          ----------------
be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

     6.3  Arbitration.  A Claimant's compliance with the foregoing provisions of
          -----------
this Article 6 is a mandatory prerequisite to a Claimant's right to commence any arbitration proceeding with respect to any claim for benefits under this Agreement.

                                   ARTICLE 7

                           AMENDMENT AND TERMINATION

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive. Notwithstanding the previous sentence, the Company

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may unilaterally terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would
(i) cause benefits to be taxable to the Executive prior to actual receipt, or
(ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits). In the event of any such unilateral termination of this Agreement by the Company, the Executive shall be receive, in lieu of all other benefits under this Agreement, a lump sum payment equal to the lesser of (a) the Designated Amount for the Plan Year in which such termination occurs, or (b) the present value of all unpaid benefits under this Agreement discounted to present value at a discount rate equal to the rate of interest being earned by the Designated Investment as of the date of such termination. If the Executive has not yet begun to receive benefits as of the date of such unilateral termination of this Agreement by the Company, the unpaid benefits under this Agreement shall be deemed for purposes of the preceding sentence to be the Executive's Normal Retirement Benefits under Section 2 beginning on the first day of the month following such termination of the Agreement, or the first day of the month following the month in which the Executive reaches his Normal Retirement Age, whichever is later.

                                   ARTICLE 8

                                 MISCELLANEOUS

     8.1  Binding Effect.  This Agreement shall bind the Executive and the
          --------------
Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

     8.2  No Guarantee of Employment.  This Agreement is not an employment
          --------------------------
policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the

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Executive's right to terminate employment at any time.

     8.3  Non-Transferability.  Benefits under this Agreement cannot be sold,
          -------------------
transferred, assigned, pledged, attached or encumbered in any manner, except to or by the Company for any obligations owed by the Executive to the Company. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, except by the Company for any obligations evidenced by a promissory note or other written instrument or contract evidencing a stated sum owed by the Executive to the Company.

     8.4  Tax withholding.  The Company shall withhold from any and all benefits
          ---------------
paid under this Agreement, or, in the discretion of the Company, from any compensation or other amounts owing to the Executive or his beneficiary, all federal, state and local income, employment and other taxes required to be withheld by the Company in connection with the benefits hereunder, in amounts to be determined in the sole discretion of the Company.

     8.5  Applicable Law.  The Agreement and all rights hereunder shall be
          --------------
governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

     8.6  Unfunded Arrangement.  The Executive and his beneficiaries, heirs,
          --------------------
successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Agreement. This Agreement shall not cause the Company's assets to be pledged or restricted. The Company's obligation under this Agreement shall be merely that of an unfunded and unsecured promise of the Company to pay money in the

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future, and the rights of the Executive and his beneficiaries shall be no greater than those of unsecured general creditors of the Company. The Company may, but need not, acquire the Designated Investment or any other investment, and it is not under any obligation to maintain any investment it may make. Any such investments, if made, shall be in the name of the Company, and shall be its sole property in which the Executive and his beneficiaries shall have no interest. This Agreement is intended to be an unfunded plan for purposes of Title I of ERISA. The benefits represent the mere promise by the Company to pay such benefits. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

     8.7  Administration.  This Agreement constitutes a pension benefit plan
          --------------
within the meaning of Section 3(2) of ERISA. The "Administrator" of such plan, within the meaning of Section 3(16) of ERISA, and the "Named Fiduciary" thereof, within the meaning of Section 402 of ERISA, is the Board of Directors of the Company. In its capacity as the Administrator, the Company shall have the full and sole discretion, power, and authority (which it shall exercise in good faith and not in an arbitrary or capricious manner) to (a) construe and interpret the provisions of this Agreement, (b) compute the amounts payable hereunder and determine the persons entitled thereto, and (c) make all decisions regarding the implementation and operation of this Agreement. Attached hereto as Exhibit "B" is a statement of Employee's rights under ERISA.

     8.8  Severability.  If any provision of this Agreement is held invalid or
          ------------
unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other

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circumstances, to the fullest extent permitted by law.

                                   ARTICLE 9

                                  ARBITRATION

          Any dispute, controversy or claim arising out of or in respect of this Agreement, or its validity, interpretation or enforcement, or the subject matter hereof, which is not resolved under Article 6 hereof, shall at the request of either party be submitted to and settled by arbitration conducted at a mutually convenient office of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"). The Company and the Executive or his beneficiary may agree on a retired judge from the JAMS panel. If they are unable to agree upon a retired judge, JAMS will provide a list of three available judges and each party may strike one. If two of the three judges are stricken, the remaining judge will serve as arbitrator. If two arbitrators remain, the first judge listed shall serve as arbitrator. The Company and the Executive agree that arbitration must be initiated within two years after the claimed breach occurred and that the failure to initiate arbitration within the two-year period constitutes an absolute bar to the institution of any new proceedings related to such alleged breach. The aggrieved party can initiate arbitration by sending written notice of any intention to arbitrate by registered or certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedy sought. Exhibit "C" sets forth the rights of Company and the Executive or his beneficiaries if the dispute is arbitrated and the rules and procedures to be followed at the arbitration hearing; provided, however, that the party or parties prevailing in such proceeding will be entitled to the reasonable attorneys' fees and expenses of counsel and costs incurred by reason of such arbitration.

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

     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                              COMPANY:

                                        PAN AMERICAN BANK, FSB



/s/ GUILLERMO BRON                      By: /s/ LAWRENCE J. GRILL
---------------------------                --------------------------------
Guillermo Bron
                                        Title: President
                                              -----------------------------

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